Exhibit 5(a)

May 20, 2009

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (“MMP”), in connection with the transformation of MMP’s incentive distribution rights and general partner interest into common units representing limited partner interests in MMP (the “Common Units”) pursuant to an Agreement Relating to Simplification of Capital Structure, dated as of March 3, 2009 (the “Simplification Agreement”), by and among MMP, Magellan GP, LLC, a Delaware limited liability company and the general partner of MMP (“MMP GP”), Magellan Midstream Holdings, L.P., a Delaware limited partnership, and Magellan Midstream Holdings GP, LLC, a Delaware limited liability company. We have also participated in the preparation and filing of MMP’s registration statement (as amended as of the date hereof, the “Registration Statement”) on Form S-4 (File No. 333-158444) filed with the Securities and Exchange Commission (the “Commission”) relating to the Simplification Agreement.

As the basis for the opinion hereinafter expressed, we have examined the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Fourth Amended and Restated Agreement of Limited Partnership of MMP, as amended, which is currently in effect, (ii) the form of the Fifth Amended and Restated Agreement of Limited Partnership of MMP, which will become effective as of the Effective Time (as defined in the Simplification Agreement), (iii) the Second Amended & Restated Limited Liability Company Agreement of MMP GP, as amended, and (iv) certain resolutions adopted by the Board of Directors of MMP GP and by the Conflicts Committee of the Board of Directors of MMP GP with respect to the Simplification Agreement and the issuance of the Common Units contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of MMP and MMP GP and such agreements, certificates of public officials, certificates of officers or other representatives of MMP, MMP GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than MMP, MMP GP, and the directors and officers of MMP GP, had the power, corporate or otherwise, to execute and deliver such documents, and we have assumed the validity and binding effect thereof

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Magellan Midstream Partners, L.P. Page 2

on such parties. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of MMP and MMP GP and others and the disclosures made by MMP in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Common Units, upon completion of the Transformation (as defined in the Simplification Agreement), will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-303 and Section 17-607 of the Delaware Act).

The foregoing opinion is limited in all respects to the federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.